UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   August 23, 2013

AS SEEN ON TV, INC.
(Exact name of registrant as specified in its charter)
Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard Clearwater, Florida 33760 (Address of principal executive offices) (Zip Code) (727) 288-2738 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 23, 2013, eDiets.com, Inc. (“eDiets”), a wholly owned subsidiary of As Seen On TV, Inc. (the "Company"), entered into an Asset Purchase and Revenue Sharing Agreement (the “Purchase Agreement”) with Chefs Diet National Co., LLC (“Chef’s Diet”), a subsidiary of Chef’s Diet Holding Co., LLC. Under the Purchase Agreement, Chef’s Diet agreed to purchase certain assets relating to the eDiets meal delivery business, which provides fresh prepared and frozen meals to subscribers in the continental United States. The transaction is expected to close on or before September 30, 2013. Upon closing, eDiets will exit the meal delivery business.

The acquired assets consist primarily of a customer database of active and inactive eDiets customers. In addition, eDiets agreed to grant Chef’s Diet a perpetual royalty-free license to content and certain other intellectual property used in connection with the eDiets meal delivery business. The base purchase price of $1.1 million consists of an initial cash payment of $200,000, plus deferred cash payments totaling $900,000 payable as follows: (i) eight quarterly payments beginning January 1, 2014 in an amount equal to the greater of $56,250 or seven percent of adjusted gross revenue for the immediately preceding period, and (ii) eight quarterly payments beginning January 1, 2016 in an amount equal to the greater of $56,250 or five percent of adjusted gross revenue for the immediately preceding period. In addition, Chef’s Diet will make up to four quarterly bonus payments of up to $50,000 each if it meets certain customer acquisition and retention targets.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release announcing the transaction is furnished as Exhibit 99.1.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.6	Asset Purchase and Revenue Sharing Agreement, dated August 23, 2013, between Chefs Diet National Co., LLC and eDiets.com, Inc.
99.1	Press release dated August 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

As Seen On TV, Inc.

By:	/s/ Ronald C. Pruett, Jr.
Ronald C. Pruett, Jr.
Chief Executive Officer

Date: August 26, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.6	Asset Purchase and Revenue Sharing Agreement, dated August 23, 2013, between Chefs Diet National Co., LLC and eDiets.com, Inc.
99.1	Press release dated August 26, 2013.

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